Exhibit 99.1

Text of Press Release

WAL-MART

STORES, INC.

479/273-4314 • www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Jenifer Webb 479/277-9558

Media Relations Contact
Sharon Weber 479/277-9362

Wal-Mart Reports January Sales

BENTONVILLE, Ark., February 5, 2004 — Wal-Mart Stores, Inc. reported net sales for the four-week period ending January 30, 2004, of $18.400 billion, an increase of 14.3 percent over the $16.105 billion in the similar period in the prior year. Sales for the fifty-two week period were $256.026 billion, an increase of 11.5 percent over $229.679 billion in the similar period in the prior year.

On May 23, 2003, Wal-Mart Stores, Inc. completed the sale of McLane Company, Inc. (“McLane”), then a wholly-owned subsidiary, to Berkshire Hathaway Inc. The amounts disclosed above are from continuing operations and exclude McLane sales for all periods presented.

The Wal-Mart division’s sales for the four-week period were $12.131 billion, up 13.5 percent over sales of $10.690 billion in the similar period in the prior year. The division’s sales for fifty-two weeks of $173.579 billion were up 10.8 percent over the $156.702 billion in the similar period in the prior year.

SAM’S CLUB sales for the four-week period were $2.476 billion, up 10.4 percent over sales of $2.242 billion in the similar period in the prior year. Club sales for the fifty-two weeks of $34.376 billion were up 8.7 percent over the $31.614 billion in the similar period in the prior year.

The International division’s sales for the four-week period were $3.793 billion, up 19.5 percent over sales of $3.173 billion in the similar period in the prior year. The division’s sales for the fifty-two weeks of $48.071 billion were up 16.2 percent over the $41.363 billion in the similar period in the prior year.

Comparable sales for the periods ending January 30, 2004, were as follows:

	4 Weeks		52 Weeks
	This Year	Last Year	This Year	Last Year
Wal-Mart	5.3%	2.6%	3.8%	5.6%
SAM’S CLUB	7.9%	0.9%	5.1%	2.2%

Total US	5.7%	2.3%	4.0%	5.0%

For the February four-week period, we are estimating comparative sales for the U.S. to be up in the 3 to 5 percent range.

With January sales exceeding our expectations, we would have expected earnings per share around the high end of our previous guidance of $0.63 to $0.65 per share. However, our fourth quarter results will likely be influenced by a tax law change enacted by the German government that became effective in January 2004. This change has prompted a re-evaluation of the recoverability of the deferred tax asset related to our cumulative operating losses in Germany. The non-cash adjustment to the valuation allowance is still being evaluated, but could result in earnings of around $0.63 per share for the quarter.

As of January 31, 2004, the Company had 1,478 Wal-Mart stores, 1,471 Supercenters, 538 SAM’S CLUBS and 64 Neighborhood Markets in the United States. Internationally, the Company operated units in Argentina (11), Brazil (25), Canada (235), China (34), Germany (92), South Korea (15), Mexico (623), Puerto Rico (53) and United Kingdom (267).

Wal-Mart also owns approximately 36% of Seiyu, Ltd. with warrants to purchase up to 69.4 % of that company by the end of December 2007. Seiyu operates over 400 stores located throughout Japan.

Wal-Mart’s common stock is listed on the New York and Pacific stock exchanges under the symbol WMT.

This release contains statements that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by use of phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. These statements discuss, among other things, expected growth, future revenues, future cash flows, future performance and the anticipation and expectations of Wal-Mart and its management as to future occurrences and trends. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, interest rate fluctuations and other capital market conditions, and other risks. We discuss certain of these matters more fully in other of our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC; this release should be read in conjunction with our Annual Report on Form 10-K, and together with all our other filings, including current reports on Form 8-K, made with the SEC through the date of this report. You are urged to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are made only as of the date of this report and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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